Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

GENERAL PARTNER OF SPRAGUE RESOURCES LP APPOINTS

THIRD INDEPENDENT DIRECTOR TO BOARD

Portsmouth, NH (October 15, 2014) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) has announced that the Board of Directors of Sprague Resources GP LLC, Sprague’s general partner, has appointed Beth A. Bowman as independent director, effective today. Ms. Bowman will become Sprague’s third independent director and serve on the Board’s audit and conflicts committees.

“Beth brings an outstanding background of energy experience to the Board, including fuels and markets outside our current footprint. We look forward to incorporating her knowledge and expertise into Sprague’s strategic growth plans,” said David Glendon, Sprague’s President and CEO.

Ms. Bowman has served at Shell Energy North America for the past fifteen years where she is currently the Senior Vice President for Sales and Origination North America. Prior to joining Shell, Ms. Bowman held management positions at Sempra Energy Trading and Sempra’s San Diego Gas & Electric utility. In 2014, Ms. Bowman was named one of the Top 50 Most Powerful Women in Oil and Gas in the U.S. by the National Diversity Council. Ms. Bowman currently serves on the boards of the California Power Exchange and the California Foundation of Energy and Environment.

About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials.

Forward Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and SEC filings. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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